Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-124738 on Form S-3 of our report dated March 15, 2005 (July 11, 2005 as to the effect of the discontinued operations described in Notes 2 and 3 and the subsequent events described in Note 24) relating to the financial statements and financial statement schedule of Fisher Scientific International Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in method of accounting for goodwill and intangible assets in 2002) appearing in the Current Report on Form 8-K filed July 12, 2005 and of our report dated March 15, 2005 on management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

July 28, 2005

New York, New York